Exhibit 99.4
`
                      FEDERAL DEPOSIT INSURANCE CORPORATION
                   550 17th Street NW, Washington, D.C. 20429

                                    FORM 10-Q

|X| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      For the quarterly period ended March 31, 2006
                                     --------------

                               or

|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

             For the transition period from __________ to __________

                         FDIC Certificate Number: 23266
                                                  -----

                                SAN JOAQUIN BANK
                                ----------------
             (Exact name of registrant as specified in its charter)

               CALIFORNIA                              95-3426405
               ----------                              ----------
    (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

   1301 - 17th Street, Bakersfield, California            93301
   -------------------------------------------            -----
   (Address of principal executive offices)             (Zip Code)



                                 (661) 281-0300
                                 --------------
              (Registrant's telephone number, including area code)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                                  Yes |X| No |_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act.

Large accelerated filer |_|   Accelerated filer |_|   Non-accelerated filer |X|

Indicate by check mark whether the  registrant is a shell company (as defined in
Rule 12b-2 of the Exchange Act).                                  Yes |_| No |X|

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

    No par value Common Stock: 3,474,212 shares outstanding at April 25, 2006

                                SAN JOAQUIN BANK

                                    FORM 10-Q

                      FOR THE QUARTER ENDED MARCH 31, 2006

                                      INDEX

                                                                            PAGE
                                                                            ----

PART I     FINANCIAL INFORMATION
ITEM 1.    CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
           Condensed Consolidated Balance Sheets
            March 31, 2006 and December 31, 2005.......................      1
           Condensed Consolidated Statements of Income
             Three month ended March 31, 2006 and 2005.................      2
           Condensed Consolidated Statements of Cash Flows
             Three month periods ended March 31, 2006 and 2005.........      3
           Notes to Unaudited Condensed Consolidated Financial Statements    4
ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS.......................      7
ITEM 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK .     22
ITEM 4.    CONTROLS AND PROCEDURES.....................................     24

PART II    OTHER INFORMATION
ITEM 1.    LEGAL PROCEEDINGS...........................................     25
ITEM 1A.   RISK                                                   FACTORS   25
ITEM 2.    UNREGISTERED SALE OF EQUITY SECURITIES AND USE OF PROCEEDS .     25
ITEM 3.    DEFAULTS UPON SENIOR SECURITIES ............................     25
ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS ........     25
ITEM 5.    OTHER INFORMATION...........................................     25
ITEM 6.    EXHIBITS ...................................................     26



This quarterly report on Form 10-Q contains forward-looking statements about San Joaquin Bank for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and reported results should not be considered an indication of our future performance. Some of these risk factors include, among others, certain credit, market, operational and liquidity risks associated with our business and operations, changes in business and economic conditions in California and nationally, rising interest rates, potential acts of terrorism (which are beyond our control), volatility of rate sensitive deposits and assets, value of real estate collateral securing many of our loans, accounting estimates and judgments, compliance costs associated with the company's internal control structure and procedures for financial reporting. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under "Risk Factors" and elsewhere in this quarterly report and in our annual report on Form 10-K for the year ended December 31, 2005.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made. In addition, past operating results are not necessarily indicative of the results to be expected for future periods.

                         PART I - FINANCIAL INFORMATION


ITEM 1. FINANCIAL STATEMENTS

SAN JOAQUIN BANK AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS


                                              March 31, 2006   December 31, 2005
 ------------------------------------------------------------------------------
                                                 (unaudited)        (audited)
  ASSETS

Cash and due from banks                     $     56,914,000    $    24,355,000
Interest-bearing deposits in banks                 2,551,000            390,000
Federal funds sold                                         -          1,700,000
                                            ----------------    ---------------
        Total cash and cash equivalents           59,465,000         26,445,000

Investment securities:
  Held to maturity                               148,825,000        167,636,000
  Available for sale                               7,008,000          2,428,000
                                            ----------------    ---------------
        Total Investment Securities              155,833,000        170,064,000

Loans, net of unearned income                    439,814,000        407,400,000
Allowance for loan losses                          7,319,000          7,003,000
                                            ----------------    ---------------
        Net Loans                                432,495,000        400,397,000

Premises and equipment                             7,800,000          7,677,000

Investment in real estate                            693,000            710,000

Interest receivable and other assets              21,704,000         21,721,000
                                            ----------------    ---------------
TOTAL ASSETS                                $    677,990,000    $   627,014,000
                                            ================    ===============
--------------------------------------------------------------------------------
LIABILITIES

Deposits:
  Noninterest-bearing demand deposits       $    183,037,000    $   186,266,000
  NOW                                             24,876,000         25,163,000
  Money market                                   286,833,000        237,415,000
  Savings                                        100,952,000         99,604,000
  Time deposits and IRAs of $100,000 or more      21,125,000         20,209,000
  Other time deposits and IRAs                     6,793,000          6,876,000
                                            ----------------    ---------------
     Total Deposits                              623,616,000        575,533,000

Accrued interest payable and other
  liabilities                                      6,663,000          5,394,000
Long-term debt and other borrowings                6,795,000          6,797,000
                                            ----------------    ---------------
        Total Liabilities                        637,074,000        587,724,000
                                            ----------------    ---------------

SHAREHOLDERS' EQUITY

Common stock, no par value - 10,000,000
  shares authorized; 3,474,212 and
  3,435,896 issued and outstanding
  at March 31, 2006 and December 31,
  2005, respectively                              10,221,000          9,970,000
Additional paid-in capital                            26,000                  -
Retained earnings                                 30,817,000         29,445,000
Accumulated other comprehensive income
 (loss)                                             (148,000)          (125,000)
                                            ----------------    ---------------
        Total Shareholders' Equity                40,916,000         39,290,000
                                            ----------------    ---------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $    677,990,000    $   627,014,000
                                            ================    ===============
 ------------------------------------------------------------------------------

See Notes to Unaudited Condensed Consolidated Financial Statements

SAN JOAQUIN BANK AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

                                                  Three Months Ended March 31
                                                 -------------------------------
                                                     2006             2005
--------------------------------------------------------------------------------
INTEREST INCOME
  Loans (including fees)                         $  8,537,000     $  5,807,000
  Investment securities                             1,622,000          879,000
  Fed funds sold and other interest-bearing
    balances                                          277,000          156,000
                                                 ------------     --------------
       Total Interest Income                       10,436,000        6,842,000
                                                 ------------     --------------

INTEREST EXPENSE
  Deposits                                          3,321,000        1,379,000
  Long term debt and other borrowings                 116,000          110,000
                                                 ------------     --------------
       Total Interest Expense                       3,437,000        1,489,000
                                                 ------------     --------------

Net Interest Income                                 6,999,000        5,353,000
Provision for loan losses                             230,000          300,000
                                                 ------------     --------------

Net Interest Income After Loan Loss Provision       6,769,000        5,053,000
                                                 ------------     --------------

NONINTEREST INCOME
  Service charges and fees on deposits                196,000          212,000
  Other service charges and fees                      292,000          315,000
  Net gain on sale of fixed assets                      4,000                -
  Other                                               164,000          148,000
                                                 ------------     --------------
       Total Noninterest Income                       656,000          675,000
                                                 ------------     --------------

NONINTEREST EXPENSE
  Salaries and employee benefits                    2,277,000        1,953,000
  Occupancy                                           216,000          189,000
  Furniture and equipment                             246,000          375,000
  Other                                               864,000          774,000
                                                 ------------     --------------
       Total Noninterest Expense                    3,603,000        3,291,000
                                                 ------------     --------------

Income Before Taxes                                 3,822,000        2,437,000
Income Taxes                                        1,616,000        1,036,000
                                                 ------------     --------------
NET INCOME                                       $  2,206,000     $  1,401,000
                                                 ============     ==============
Basic Earnings per Share                         $       0.64     $       0.41
                                                 ============     ==============
Diluted Earnings per Share                       $       0.60     $       0.38
                                                 ============     ==============

See Notes to Unaudited Condensed Consolidated Financial Statements

SAN JOAQUIN BANK AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

                                                  Three Months Ended March 31
                                                 -----------------------------
                                                      2006            2005
-------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net Income                                     $  2,206,000     $  1,401,000
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
       Provision for possible loan losses             230,000          300,000
       Depreciation and amortization                  213,000          331,000
       Share-based compensation expense                26,000                -
       Gain on sale of assets                          (4,000)               -
       Deferred income taxes                          121,000          115,000
       Amortization of investment securities'
         premiums and discounts                         3,000           39,000
       Increase in interest receivable and other
         assets                                       (95,000)      (1,297,000)
       Increase in accrued interest payable and
         other liabilities                          1,269,000         (405,000)
                                                 ------------     ------------
             Total adjustments                      1,763,000         (917,000)
                                                 ------------     ------------
               Net Cash Provided by Operating
                 Activities                         3,969,000          484,000
                                                 ------------     ------------

Cash Flows From Investing Activities:
       Proceeds from maturing and called
         investment securities                     25,096,000       15,305,000
       Purchases of investment securities         (10,900,000)     (34,997,000)
       Net increase in loans made to customers    (32,328,000)      16,156,000
       Net additions to premises and equipment       (315,000)        (158,000)
                                                 ------------     ------------
               Net Cash Applied to Investing
                 Activities                       (18,447,000)      (3,694,000)
                                                  ------------     ------------

Cash Flows From Financing Activities:
       Net increase in demand deposits and
         savings accounts                          47,250,000       26,619,000
       Net increase (decrease) in certificates
         of deposit                                   833,000        1,925,000
       Payments on long term debt and other
         borrowings                                    (2,000)          (2,000)
       Net increase (decrease) in fed funds
         purchased and securities sold under
         agreements to repurchase                           -       (2,376,000)
       Cash dividends paid                           (834,000)        (755,000)
       Proceeds from issuance of common stock         251,000          151,000
                                                 ------------     ------------
               Net Cash Provided by Financing
                 Activities                        47,498,000       25,562,000
                                                 ------------     ------------

Net Increase (Decrease) in Cash and Cash
  Equivalents                                      33,020,000       22,352,000
Cash and cash equivalents, at beginning of
  period                                           26,445,000       24,409,000
                                                 ------------     ------------

Cash and Cash Equivalents, at End of Period      $ 59,465,000     $ 46,761,000
                                                 ============     ============

Supplemental disclosures of cash flow information
   Cash paid during the period for:
       Interest on deposits                      $  3,306,000     $  1,378,000
                                                 ============     ============
       Income taxes                              $          -     $     19,000
                                                 ============     ============

See Notes to Unaudited Condensed Consolidated Financial Statements

                         SAN JOAQUIN BANK AND SUBSIDIARY
                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                        as of March 31, 2006 (Unaudited)


NOTE 1. BASIS FOR PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the Federal Deposit Insurance Corporation. In the opinion of Management, the unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly San Joaquin Bank's (the "Company's") consolidated financial position at March 31, 2006 and December 31, 2005, the results of operations for the three month periods ended March 31, 2006 and 2005, and cash flows for the three month periods ended March 31, 2006 and 2005.

Certain disclosures normally presented in the notes to the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These interim consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as well as other information included in the Company's annual report on Form 10-K for the year ended December 31, 2005. The results of operations for the three month periods ended March 31, 2006 and 2005 may not necessarily be indicative of the operating results for the full year.

In preparing such financial statements in connection with certain accounting policies, Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses and disclosure of contingent assets and liabilities. Material estimates that are particularly susceptible to significant changes in the near term relate to the allowance for loan losses.

Cash dividend - The Board of Directors declared a cash dividend of $0.24 per share, which was payable to shareholders of record as of February 27, 2006.

There are 10,000,000 shares of common stock, no par value, authorized. There were 3,474,212 and 3,435,896 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively. The Company also has 5,000,000 authorized shares of preferred stock, with 0 shares outstanding.

Certain prior period amounts have been reclassified to conform to the current year presentation.


NOTE 2. STOCK COMPENSATION

Prior to January 1, 2006, the Company accounted for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Bulletin No. 25, Accounting for Stock Issued to Employees, and its related interpretations. No compensation expense was recognized in the financial statements for employee stock arrangements, as the Company's stock option plans provide for the issuance of options at a price of no less than the fair market value at the date of the grant. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share, had the Company adopted the fair value method of accounting for stock-based compensation. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differs from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following assumptions: approximate expected volatility of 29.02%, risk free interest rate of 4.34%, and expected life of 7.78 years for options granted in the period ended March 31, 2005.

A summary of the pro forma effects to reported net income and earnings per share, as if the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, for the three months ended March 31, 2005:

                                                      Three Months
                                                         Ended
                                                     March 31, 2005
                                                     --------------

Net Income, as reported                                  $1,401,000

Add: Stock-based employee compensation
   expense included in reported net income
   net of related tax effects                                     -

Deduct: Total stock-based employee
   compensation expense determined under
   fair value method for all awards, net
   of related tax effects                                   (43,000)
                                                     --------------

Pro Forma Net Income                                 $    1,358,000
                                                     ==============

Earnings per Share:
   Basic -- as reported                              $         0.41
   Basic -- pro forma                                $         0.40

   Diluted -- as reported                            $         0.38
   Diluted -- pro forma                              $         0.37


SFAS No. 123 was revised in December 2004 (SFAS 123R) to require that, effective for periods beginning after June 15, 2005, the Company begin using the fair market value method for valuing and accounting for stock options. On April 14, 2005, the Securities and Exchange Commission announced the adoption of a new rule which delayed the implementation date for the new requirements until 2006.

Effective December 31, 2005, the Board of Directors of the Bank voted to accelerate the vesting of all unvested options to acquire the Company's common stock that were outstanding at that date (the "Acceleration"), except that no options to non-employee directors were affected by the Acceleration. A total of 158,870 shares subject to option were impacted by the Acceleration. As a result of the acceleration, and based upon estimated Black-Scholes value calculations, the Company will not be required to recognize pretax compensation expense related to the accelerated options of approximately $833,000. Had the Acceleration not occurred, the Company would have had to recognize this expense over the next five years when the Company became subject to the requirements of SFAS No. 123R, "Share-Based Payment," on January 1, 2006. Under applicable accounting guidance, the company did not record a charge related to the Acceleration. As a result of the acceleration, certain options granted to the Company's Chairman of the Board, Bruce Maclin, Chief Executive Officer, Bart Hill, and two other highest paid executive officers (together the "Named Executive Officers") exceeded the $100,000 limit established by IRS regulation ss.1.422-4. As such, the excess options granted to the Named Executive Officers must be treated as non-statutory options. All other terms and conditions of the accelerated options remained unchanged as a result of the Acceleration.

Effective January 1, 2006, the Company adopted the new requirements of SFAS 123R on a prospective basis. As a result of the implementation, net income before taxes was approximately $26,000 lower than if it had continued to be accounted for as share-based compensation under Opinion 25.


NOTE 3. COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding various commitments to extend credit which are not reflected in the financial statements, including loan commitments of approximately $202,055,000 and standby letters of credit of approximately $6,838,000, at March 31, 2006. However, all such commitments will not necessarily culminate in actual extensions of credit by the Company.

Approximately $102,374,000 of loan commitments outstanding at March 31, 2006 related to real estate construction loans that are expected to fund within the next twelve months. The remaining commitments primarily relate to revolving lines of credit or other real estate or commercial loans, and many of these commitments are expected to expire without being drawn upon. Therefore, the total commitments do not necessarily represent future cash requirements. Each potential borrower and the necessary collateral are evaluated on an individual basis. Collateral varies, but may include real property, bank deposits, debt or equity securities or business assets.

Stand-by letters of credit are commitments written to guarantee the performance of a customer to another party. These guarantees are issued primarily relating to purchases of inventory by commercial customers and are typically short-term in nature. Credit risk is similar to that involved in extending loan commitments to customers and accordingly, evaluation and collateral requirements similar to those for loan commitments are used. Virtually all such commitments are collateralized.


NOTE 4. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised and converted into common stock.

There was no difference in the numerator used in the calculation of basic earnings per share and diluted earnings per share. The denominator used in the calculation of basic earnings per share and diluted earnings per share for each of the three month periods ended March 31 is reconciled as follows:

 ---------------------------------------------------------------------
                                          Three Months Ended March 31
                                             2006          2005
 ---------------------------------------------------------------------
 Basic Earnings per Share:
    Net Income                             $2,206,000       $1,401,000
    Weighted average common shares
      outstanding                           3,464,000        3,422,000
 ---------------------------------------------------------------------
      Basic Earnings per Share                  $0.64            $0.41
 ---------------------------------------------------------------------
 Diluted Earnings per Share:
    Net Income                             $2,206,000       $1,401,000
    Weighted average common shares
      outstanding                           3,464,000        3,422,000
    Dilutive effect of outstanding
      options                                 239,000          222,000
 ---------------------------------------------------------------------
    Weighted average common shares
      outstanding - Diluted                 3,703,000        3,644,000
 ---------------------------------------------------------------------
      Diluted Earnings per Share                $0.60            $0.38
 ---------------------------------------------------------------------

NOTE 5. COMPREHENSIVE INCOME

                                           Three Months Ended March 31
                                              2006            2005
----------------------------------------------------------------------

 Net Income                                $2,206,000       $1,401,000
 Other comprehensive income-net
   unrealized holding (loss),
   net of taxes                               (23,000)         (15,000)
----------------------------------------------------------------------
 Total comprehensive income                $2,183,000       $1,386,000
----------------------------------------------------------------------

The  Company  has  adopted  SFAS  No.  130,  "Reporting  Comprehensive  Income."
Comprehensive income is equal to net income plus the change in "other comprehensive income," as defined by SFAS No. 130. This statement requires the Company to report income and (loss) from non-owner sources. The only components of other comprehensive income currently applicable to the Company is the net unrealized gain or loss on interest rate cap contracts and the net unrealized gain or loss on available for sale investment securities. FASB Statement No. 130 requires that an entity: (a) classify items of other comprehensive income by their nature in a financial statement, and (b) report the accumulated balance of other comprehensive income separately from common stock and retained earnings in the equity section of the balance sheet.


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The  following  discussion  should  be read in  conjunction  with our  Unaudited
Condensed   Consolidated   Financial  Statements  and  notes  thereto  appearing
elsewhere in this quarterly report on Form 10-Q.


This quarterly report on Form 10-Q contains forward-looking statements about San Joaquin Bank for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."


Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and reported results should not be considered an indication of our future performance. Some of these risk factors include, among others, certain credit, market, operational and liquidity risks associated with our business and operations, changes in business and economic conditions in California and nationally, rising interest rates, potential acts of terrorism (which are beyond our control), volatility of rate sensitive deposits and assets, value of real estate collateral securing many of our loans, accounting estimates and judgments, compliance costs associated with the company's internal control structure and procedures for financial reporting. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under "Risk Factors" and elsewhere in this quarterly report and in our annual report on Form 10-K for the year ended December 31, 2005.


Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made. In addition, past operating results are not necessarily indicative of the results to be expected for future periods.


RECENT EVENTS

On April 25, 2006, the Board authorized Chairman of the Board, the Chief Executive Officer and President or any Executive Vice President of the Company to take any and all actions necessary to form a Bank Holding Company (the "BHC") and enter into an Agreement and Plan of Reorganization (the "Reorganization Agreement") and an Agreement of Merger (the "Merger Agreement") where the Company would become a wholly owned subsidiary of the BHC (the "Reorganization"). San Joaquin Bancorp, a California corporation, was incorporated on May 4, 2006.

On May 9, 2006, the Company, San Joaquin Bancorp, and San Joaquin Reorganization Corp. (the "Reorganization Corp."), a wholly owned subsidiary of San Joaquin Bancorp, entered into the Reorganization Agreement where the Company would become a wholly owned subsidiary of San Joaquin Bancorp.

Under the terms of the Reorganization Agreement and Merger Agreement (together the "Agreements"), at the Effective Time, the Reorganization Corp. shall be merged with and into the Bank, the separate existence of the Reorganization

Corp. will cease, and the Bank will continue as the surviving corporation (the "Merger"). The Bank shall thereafter be a subsidiary of the San Joaquin Bancorp, and operations shall continue under the name "San Joaquin Bank."

In accordance with the terms of the Agreements, upon consummation of the Merger, each share of common stock of the Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be deemed to be exchanged for and converted into one share of fully paid and nonassessable common stock of the Holding Company. In addition, San Joaquin Bancorp will assume all outstanding stock options of the Bank exercisable into common stock of the Bank upon consummation of the Merger. Each such stock option will be exercisable into one share of San Joaquin Bancorp upon closing of the Merger. The Reorganization and Merger will result in a change in control of the Bank.

Consummation of the transactions contemplated by the Agreements is subject to approval by the Bank's shareholders at its annual meeting on June 20, 2006 and applicable regulatory authorities. Management anticipates that, subject to receipt of all required consents and approvals, the Merger and Reorganization will be effected during the second or third quarter of 2006.

CRITICAL ACCOUNTING POLICIES

GENERAL

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. We use historical loss factors as one factor, among other factors, in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical and other factors that we use. Other estimates that we use are related to the expected useful lives of our depreciable assets. In addition, GAAP itself may change from one previously acceptable method to another method.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (1) SFAS No. 5, "Accounting for Contingencies," which requires that losses be accrued when they are probable of occurring and estimable, and (2) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

Our allowance for loan losses has three basic components: the formula allowance, the specific allowance and the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses historical losses as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, Management believes the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of the expected loss. Historical loss information and fair market value of collateral are used to estimate those losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates. The unallocated allowance addresses losses that are attributable to various factors including economic events, industry or geographic sectors whose impact on the portfolio are believed to be probable, but have yet to be recognized in either the formula or specific allowances. For further information regarding our allowance for loan losses, see "Allowance for Loan Losses" discussion later in this item.

STOCK BASED AWARDS

Prior to January 1, 2006, we accounted for our stock based awards using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25 and related interpretations. All option grants under our stock option plans to date provide for the issuance of options at a price of no less than the fair market value at the date of the grant, therefore, no compensation expense was recognized in the financial statements. Effective January 1, 2006, the Company adopted the new requirements of SFAS 123R on a prospective basis. See Note 2, "Stock Compensation," in Notes to Condensed Consolidated Financial Statements.

OVERVIEW

We commenced operations as a California state-chartered bank in December 1980 and are the oldest independent community bank headquartered in Bakersfield, Kern County, California. San Joaquin Bank has four banking offices in Kern County, California. The Rosedale Branch located at 3800 Riverlakes Drive is owned by the Company, as are the Stockdale Branch located at 4600 California Avenue and the Administrative Center located at 1000 Truxtun Avenue, all in Bakersfield, California. The Main Office at addressStreet1301 17th Street, CityBakersfield, and the Delano Branch at CityStreet1613 Inyo Street, CityDelano, are both leased facilities.

At March 31, 2006, we had total consolidated assets of $677,990,000 (an increase of 8.13% compared to year-end 2005), total consolidated deposits of $623,616,000 (an increase of 8.35% over year-end 2005), total consolidated net loans of $432,495,000 (an increase of 8.02% compared to year-end 2005), and consolidated shareholders' equity of $40,916,000 (an increase of 4.14% compared to year-end
2005).

We reported quarterly net income of $2,206,000 for the first quarter of 2006. Net income increased $805,000, or 57.46%, over the $1,401,000 reported in the first quarter of 2005. Diluted earnings per share were $0.60 for the first quarter of 2006 and $0.38 for the first quarter of 2005. For the first quarter of 2006, the annualized return on average equity (ROAE) and return on average assets (ROAA) were 21.90% and 1.36%, respectively, as compared to 16.44% and 1.08%, respectively, for the same period in 2005. During the first quarter of 2006, we have experienced steady growth in loans and deposits while, at the same time, we have continued to maintain control over our overhead and other fixed expenses, which has resulted in our continued earnings growth. Our growth in deposits stems from continued local advertising and business promotion activities. There have been no special promotions or other deposit campaigns utilized during the first three months of 2006 to attract new deposits, nor have we relied upon brokered deposits of any kind.

We ended the first quarter of 2006 with a Tier 1 leverage ratio of 6.30%, a Tier 1 risk-based capital ratio of 7.78%, and a total risk-based capital ratio of 10.18%. At the end of the first quarter of 2005, these ratios were 6.59%, 8.70% and 11.48%, respectively. We met all the criteria under current regulatory guidelines for a "well capitalized" bank as of March 31, 2006.

The following table provides a summary of the major elements of income and expense for the periods indicated:

                                   Three Months Ended March 31
                                  -----------------------------

                                      2006              2005        % Change
                                  ------------     ------------     ---------

Interest Income                   $ 10,436,000     $  6,842,000        52.53%
Interest Expense                     3,437,000        1,489,000       130.83%
                                  ------------     ------------     ---------

Net Interest Income                  6,999,000        5,353,000        30.75%
Provision for Loan Losses              230,000          300,000       -23.33%
                                  ------------     ------------     ---------

Net interest income after
  provision for loan losses          6,769,000        5,053,000        33.96%
Noninterest Income                     656,000          675,000        -2.81%
Noninterest Expense                  3,603,000        3,291,000         9.48%
                                  ------------     ------------     ---------

Income Before Taxes                  3,822,000        2,437,000       56.83%
Provision For Income Taxes           1,616,000        1,036,000       55.98%
                                  ------------     ------------     ---------
Net Income                        $  2,206,000     $  1,401,000        57.46%
                                  ============     ============     =========

                               NET INTEREST INCOME

Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and other borrowings, is the principal component of our earnings. The following two tables provide a summary of the components of net interest income and the changes within the components for the periods indicated. The first table sets forth a summary of the changes in interest income and interest expense from changes in average asset and liability balances (volume) and changes in average interest rates (rate) for the periods indicated.

                                                 Three Months Ended March 31
(DOLLARS IN THOUSANDS)                        2006                         2005
                                  ----------------------------- ----------------------------
                                    Avg                  Avg       Avg               Avg
                                  Balance    Interest   Yield    Balance  Interest  Yield
                                  ---------  --------  -------- ----------------------------
ASSETS
Earning assets:
  Loans (1)(2)(3)                 $ 415,077  $  8,537   8.34%   $  312,523  $ 5,807   7.54%
  Taxable investments               155,570     1,599   4.17%      123,467      869   2.85%
  Tax-exempt investments              2,550        23   3.66%          997       10   4.07%
  Fed funds sold and other
    interest-bearing balances        25,286       277   4.44%       25,989      156   2.43%
                                  ----------------------------- ----------------------------

Total earning assets                598,483    10,436   7.07%      462,976    6,842   5.99%
                                  ----------------------------- ----------------------------

Cash & due from banks                28,904                         26,152
Other assets                         28,946                         34,219
                                  ---------                     ----------

Total Assets                      $ 656,333                     $  523,347
                                  =========                     ==========

LIABILITIES
Interest-bearing liabilities:
  NOW & money market              $ 282,661  $  2,374   3.41%   $  188,543      802   1.73%
  Savings                           100,599       739   2.98%       94,941      475   2.03%
  Time deposits                      27,594       208   3.06%       22,284      102   1.86%
  Other borrowings                    6,974       116   6.75%       12,272      110   3.64%
                                  ----------------------------- ----------------------------
Total interest-bearing
  liabilities                       417,828     3,437   3.34%      318,040    1,489   1.90%
                                  ----------------------------- ----------------------------
Noninterest-bearing deposits        186,628                        156,286
Other liabilities                     4,430                          9,349
                                  ---------                     ----------
Total Liabilities                   608,886                        483,675

SHAREHOLDERS' EQUITY
Shareholders' equity                 40,301                         33,921
                                  ---------                     ----------

Total Liabilities and
  Shareholders' Equity            $ 649,187                     $  517,596
                                  =========                     ==========

Net Interest Income and Net
  Interest Margin (4)                        $  6,999   4.74%               $ 5,353   4.69%
                                             ==================           ==================

1)   Loan interest  income  includes fee income of $511,000 and $431,000 for the three months ended March 31, 2006 and 2005, respectively.
2)   Includes  average  deferred loan fees of $1,440,000  and $1,057,000 for the three months ended March 31, 2006 and 2005, respectively.
3)   The average  balance of  nonaccrual  loans is not  significant  as a percentage of total loans and, as such, has been included in net loans
4)   Net interest  margin is computed by dividing net  interest  income by the total  average earning assets.

    VOLUME RATE ANALYSIS (UNAUDITED)
    ----------------------------------------------------------------------------
                                                 Three Months Ended March 31
    (dollars in thousands)                            2006 over 2005
    ----------------------------------------------------------------------------
                                               Volume      Rate      Net Change
    ----------------------------------------------------------------------------
    Interest-earning assets:

    Net Loans (1)(2)                           1,906        824           2,730
    Taxable Investment Securities                226        504             730
    Tax-exempt Investment Securities (3)          16         (3)             13
    Federal Funds Sold                            (4)       125             121
    ----------------------------------------------------------------------------
    Total                                      2,144      1,450           3,594
    ----------------------------------------------------------------------------
    Interest-Bearing Liabilities

    NOW and Money Market Accounts                400      1,172           1,572
    Savings Deposits                              28        236             264
    Time Deposits                                 24         82             106
    Other Borrowings                             (47)        53               6
    ----------------------------------------------------------------------------
    Total                                        405      1,543           1,948
    ----------------------------------------------------------------------------
    Interest Differential                      1,739        (93)          1,646
    ============================================================================

1) Loan interest income includes fee income of $511,000 and $431,000 for the three months ended March 31, 2006 and 2005, respectively.
2) The average balance of nonaccrual loans is not significant as a percentage of total loans and, as such, has been included in net loans.
3) The amount of tax-exempt securities that we hold is minimal and the amount derived from these securities is not significant, therefore there have been no adjustments made to reflect interest earned on these securities on a tax-equivalent basis. The effective statutory tax rate was 42.28% and 42.51% for the three month period ended March 31, 2006 and 2005, respectively.

Net interest income, before provision for loan loss, was $6,999,000 for the quarter ended March 31, 2006 compared to $5,353,000 for the quarter ended March 31, 2005, an increase of $1,646,000, or 30.75%.


INTEREST INCOME - FIRST QUARTER 2006 COMPARED TO 2005

Total interest income for the quarter ended March 31, 2006 was $10,436,000 compared to $6,842,000 for the quarter ended March 31, 2005, an increase of $3,594,000 or 52.53%. Changes in interest income are the result of changes in the average balances and changes in average yields on earning assets. Major components of earning assets include loans, taxable investment securities, and federal funds sold and other interest-bearing balances. Year-over-year, we experienced changes in average balances and average yields on these balances as follows:

During the first quarter of 2006, average net loans were $415,077,000 compared to $312,523,000 during the first quarter of 2005, an increase of $102,554,000, or 32.81%. This increased volume of loans resulted in an increase in interest earned on average loans of $1,906,000 during the three months ended March 31, 2006, compared to the three months ended March 31, 2005. During this same time period, the average yield earned on average loans increased from 7.54% to 8.34%. This 80 basis point increase in average yield resulted in an increase of $824,000 in interest earned on average net loans during the first quarter of 2006 compared to the first quarter of 2005. The net result was an increase of $2,730,000 in interest earned on average net loans during the first quarter of 2006 compared with the same period of 2005.

Average taxable investment securities during the first quarter of 2006 were $155,570,000 compared to $123,467,000 during the same period of 2005, an increase of $32,103,000, or 26.00%. This increased volume resulted in an increase in interest earned on average taxable securities of $226,000 during the first quarter of 2006 compared to the first quarter of 2005. During the same period, average yield earned on average taxable securities increased by 132 basis points, resulting in an increase of $504,000 in interest earned on average taxable securities during the first quarter of 2006, compared to the same period of 2005. The net result was an increase of $730,000 in interest earned on average taxable securities during the first quarter of 2006, compared to the first quarter of 2005.

The average balance of federal funds sold and other interest-bearing balances during the first quarter of 2006 was $25,286,000, compared to $25,989,000 during the same period of 2005, a decrease of $703,000, or 2.70%. The decreased volume of federal funds sold and other interest-bearing balances during the first quarter of 2006 resulted in a decrease of $4,000 in interest earned on these balances as compared to the first quarter of 2005. The average yield on federal funds sold and other interest-bearing balances increased 201 basis points between the first quarter of 2005 and the first quarter of 2006, which resulted in an increase in interest earned on these balances of $125,000 during this same time period. These two factors resulted in a net increase of $121,000 in interest earned on average federal funds sold and other interest-bearing balances during the first quarter of 2006 compared to the same period of 2005.

INTEREST EXPENSE - FIRST QUARTER 2006 COMPARED TO 2005

Total Interest expense for the first quarter of 2006 was $3,437,000 compared to $1,489,000 for the first quarter of 2005, an increase of $1,948,000, or 130.83%. Changes in interest expense are the result of changes in the average balances and changes in average rates paid on interest-bearing liabilities. Major components of interest-bearing liabilities include NOW and money market accounts, savings deposits, time deposits, and other borrowings. Year-over-year, we experienced changes in average balances and average yields on these balances as follows:

The average balance of NOW and money market accounts increased from $188,543,000 during the first quarter of 2005 to $282,661,000 during the first quarter of 2006, an increase of $94,118,000, or 49.92%. This increased volume of deposits resulted in an increase in interest expense of $400,000 during the first quarter of 2006 compared to the first quarter of 2005, while the 168 basis point increase in interest rates during the same period caused interest expense to increase by $1,172,000. The net result was an increase in interest expense on average NOW and money market accounts of $1,572,000 during the first quarter of 2006, compared to the first quarter of 2005.

Average savings deposits increased during the first quarter of 2006 to $100,599,000, compared to $94,941,000 during the first quarter of 2005, an increase of $5,658,000, or 5.96%. Because of this increase in average savings deposits, interest expense increased $28,000 during the first quarter of 2006, compared to the first quarter of 2005. Interest rates during this same period increased by 95 basis points, resulting in an increase in interest expense of $236,000 in the first quarter of 2006, compared to the first quarter of 2005. The net result was an increase of $264,000 in interest expense on average savings deposits during the first quarter of 2006 versus the first quarter of 2005.

Average time deposits during the first quarter of 2006 increased to $27,594,000, compared to $22,284,000 during the first quarter of 2005, an increase of $5,310,000, or 23.83%. This increase in average time deposits caused interest expense to increase by $24,000 in the first quarter of 2006 compared to the first quarter of 2005, and the 120 basis point increase in interest rates on average time deposits caused interest expense to increase by $82,000 during this same time period. These two factors resulted in the net increase in interest expense on average time deposits of $106,000 in the first quarter of 2006 compared to the first quarter of 2005.

Average other borrowings, consisting primarily of a $6,000,000 subordinated note, decreased during the first quarter of 2006 to $6,974,000 compared to $12,272,000 during the first quarter of 2005, a decrease of $5,298,000, or 43.17%. This decrease in volume was the result of a decrease in securities sold under agreements to repurchase and caused interest expense to decrease by $47,000 during the first quarter of 2006, compared to the first quarter of 2005, while a 311 basis point increase in interest rates paid on average other borrowings caused interest expense to increase by $53,000 during this same year-over-year time period. The net result was an increase of $6,000 in interest expense on other borrowings during the first quarter of 2006 compared to the first quarter of 2005.

NET INTEREST MARGIN

The net interest margin for the first quarter of 2006 was 4.74% compared to 4.69% for the first quarter of 2005. In the current rising rate environment, Management believes the net interest margin should remain stable due to the rising rate environment in which our variable rate assets are expected to reprice more quickly than the interest-bearing liabilities. Although, the current competitive rate environment could exert pressure on net interest margin resulting in a flat to slightly declining margin for the remainder of 2006. Conversely, in a declining rate environment the net interest margin would be expected to decline.

PROVISION FOR LOAN LOSSES

We made a $230,000 addition to the allowance for loan losses in the first quarter of 2006 compared to an addition of $300,000 in the first quarter of 2005. The provision for loan losses is based upon in-depth analysis, in which Management considers many factors, including the rate of loan growth, changes in the level of past due, nonperforming and classified assets, changing portfolio mix, overall credit loss experience, recommendations of regulatory authorities, and prevailing local and national economic conditions to establish the required level of the allowance for loan losses. Based upon information known to Management at the date of this report, Management believes that these additions to the total allowance for loan losses allow the Company to maintain an adequate reserve to absorb losses inherent in the loan portfolio. The total allowance for loan losses was $7,319,000 at March 31, 2006, compared to $7,003,000 at December 31, 2005, an increase of $316,000, or 4.51%. The ratios of the allowance for loan losses to nonperforming and restructured loans were 1,527.97% at March 31, 2006 and 963.27% at December 31, 2005. The ratio of the allowance for loan losses to total loans was 1.66% at March 31, 2006 and 1.72% at December 31, 2005. For further information regarding our allowance for loan losses, see "Allowance for Loan Losses" discussion later in this item.

NONINTEREST INCOME

Noninterest income consists primarily of service charges on deposit accounts and fees for miscellaneous services. Noninterest income totaled $656,000 in the first quarter of 2006, which was a decrease of $19,000, or 2.81%, over $675,000 in the first quarter of 2005. Service charges and fees on deposits decreased $16,000 during the three months ended March 31, 2006 compared to the same period of 2005. The decrease in service charges and fees on deposits was the result of customers maintaining higher balances in their accounts thereby offsetting service charges and fees that would be charged against those accounts. Other service charges and fees were down $23,000 in the first quarter of 2006 as compared to the first quarter of 2005. Other noninterest income increased $16,000 during the first quarter of 2006 compared to the first quarter of 2005.

NONINTEREST EXPENSE

As  compared  to the  first  quarter  of  2005,  noninterest  expense  increased
$312,000, or 9.48%, to a total of $3,603,000 in the first quarter of 2006. Salary and employee benefits increased $324,000, or 16.59%, during the first quarter of 2006 as compared to the first quarter of 2005. The increase in salary and employee benefits was due primarily to normal salary increases, and increases in group medical insurance premiums as compared to the prior year. Salary and employee benefits expense also includes additional compensation expense from granting of stock options of $26,000 under SFAS 123R. Occupancy and fixed asset expense decreased by $102,000, or 18.09%, to $462,000 during the first quarter of 2006 compared to the first quarter of 2005. This change was due primarily to in depreciation expense on equipment. Other expenses for the first quarter of 2006 totaled $864,000, which was an increase of $90,000, or 9.48% compared to the first quarter of 2005. The increases in other noninterest expense were primarily due to increases in advertising and marketing expense, increases in legal expense, and increases in audits and examinations expense associated with increased regulatory requirements. The efficiency ratio for the three month periods ended March 31, 2006 was 47.07% compared to 54.60% for the same period in the prior year demonstrating improvement in overall operating efficiency.

PROVISION FOR INCOME TAXES

We recorded income tax expense of $1,616,000 in the first quarter of 2006 compared to $1,036,000 in the first quarter of 2005. The provision for income taxes increased primarily due to increased profitability in the first quarter of 2006 as compared to the same period in the prior year. The effective tax rate for the three month periods ended March 31, 2006 and 2005 was 42.28% and 42.51%.

SECURITIES

At March 31, 2006, held-to-maturity securities had a fair value of $145,466,000 with an amortized cost basis of $148,825,000. At March 31, 2006, available-for-sale securities had a market value of $7,008,000. On an amortized cost basis, the held-to-maturity investment portfolio decreased $18,811,000 from the December 31, 2005 balance of $167,636,000, a decrease of 11.22%. The decrease in the portfolio was primarily due to the maturity of U.S. Treasury securities which decreased $14,041,000. During the first quarter of 2006, the bank reclassified all of its investments in municipal securities from held-to-maturity to available for sale. At March 31, 2006, these securities had an amortized cost basis of $4,660,000 and a fair value of $4,618,000. The unrealized pretax loss on held-to-maturity securities at March 31, 2006 was $3,359,000, as compared to a loss of $2,677,000 at December 31, 2005. The decreases in the market value of the investment portfolio was caused by the general increase in short-term interest rates. As a general rule, the market price of fixed rate investment securities will decline as interest rates rise, which is precisely what happened. Inasmuch as these investment securities are classified as held-to-maturity, we expect to hold all such securities until they reach their respective maturity dates and, therefore, we do not anticipate recognizing any losses on these securities. The unrealized pretax loss on available-for-sale securities at March 31, 2006 was $152,000.

LOANS

The ending balance for net loans at March 31, 2006 was $432,495,000, which was an increase of $32,098,000, or 8.02%, from the year-end 2005 balance and an increase of $128,842,000, or 42.43%, from the March 31, 2005 balance. Year-over-year, significant changes in our loan portfolio were as follows: real estate loans have increased from $235,530,000 at March 31, 2005 to $379,718,000 at March 31, 2006 (61.22%); commercial loans have decreased from $57,834,000 at March 31, 2005 to $48,209,000 at March 31, 2006 (16.64%); and, loans to finance agricultural production have decreased from $14,613,000 at March 31, 2005 to $11,756,000 at March 31, 2006 (19.55%). Since year-end 2005, the significant changes in the bank's loan portfolio are as follows: real estate loans have increased from $333,121,000 at December 31, 2005 to $379,718,000 at March 31,
2006 (13.99%); commercial loans have decreased from $55,895,000 at December 31, 2005 to $48,209,000 at March 31, 2006 (13.75%); and, loans to finance agricultural production have decreased from $18,211,000 at December 31, 2005 to $11,756,000 at March 31, 2006 (35.45%). Management believes and current economic projections considered indicate that loan demand for Kern County and the greater Bakersfield area will remain fairly constant through 2006.

CREDIT RISK

We assess and manage credit risk on an ongoing basis through a formal credit review program, internal monitoring and formal lending policies. We believe our ability to identify and assess risk and return characteristics of our loan portfolio are critical for profitability and growth. We emphasize credit quality in the loan approval process, active credit administration and regular monitoring. With this in mind, we have designed and implemented a comprehensive loan review and grading system that functions to monitor and assess the credit risk inherent in the loan portfolio.

Ultimately, the credit quality of our loans may be influenced by underlying trends in the national and local economic and business cycles. Our business is mostly concentrated in Kern County, California. Our economy is diversified between agriculture, oil, light industry, and warehousing and distribution. As a result, we lend money to individuals and companies dependent upon these industries.

We have significant extensions of credit and commitments to extend credit which are secured by real estate, totaling approximately $482,092,000 at March 31, 2006. Although we believe this real estate concentration has no more than the normal risk of collectibility, a substantial decline in the economy in general, a decline in real estate values in our primary market area in particular, or a substantial increase in interest rates could have an adverse impact on the collectibility of these loans. The ultimate recovery of these loans is generally dependent upon the successful operation, sale or refinancing of the real estate. We monitor the effects of current and expected market conditions and other factors on the collectibility of real estate loans. When, in our judgment, these loans are impaired, an appropriate provision for losses is recorded. The more significant assumptions we consider involve estimates of the following: lease, absorption and sale rates; real estate values and rates of return; operating expenses; inflation; and sufficiency of collateral independent of the real estate including, in most instances, personal guarantees. Notwithstanding the foregoing, abnormally high rates of impairment due to general or local economic conditions could adversely affect our future prospects and results of operations.

In extending credit and commitments to borrowers, we generally require collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow and from proceeds from the sale of selected assets of the borrowers. Our requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with our evaluation of the creditworthiness of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties, residences and other real property. We secure our collateral by perfecting our interest in business assets, obtaining deeds of trust, or outright possession among other means. Loan losses from lending transactions related to real estate and agriculture compare favorably with our loan losses on our loan portfolio as a whole.

We believe that our lending policies and underwriting standards will tend to mitigate losses in an economic downturn; however, there is no assurance that losses will not occur under such circumstances. Our loan policies and underwriting standards include, but are not limited to, the following: 1) maintaining a thorough understanding of our service area and limiting investments outside of this area, 2) maintaining an understanding of borrowers' knowledge and capacity in their fields of expertise, 3) basing real estate construction loan approval not only on salability of the project, but also on the borrowers' capacity to support the project financially in the event it does not sell within the originally projected time period, and 4) maintaining conforming and prudent loan to value and loan to cost ratios based on independent outside appraisals and ongoing inspection and analysis of our construction lending activities. In addition, we strive to diversify the risk inherent in the construction portfolio by avoiding concentrations to individual borrowers and on any one project.

NONACCRUAL, PAST DUE, RESTRUCTURED LOANS AND OTHER REAL ESTATE OWNED (OREO)

We generally place loans on nonaccrual status when they become 90 days past due as to principal or interest, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement and remaining principal is considered collectible or when the loan is both well secured and in the process of collection. Loans or portions thereof are charged off when, in our opinion, collection appears unlikely. The following table sets forth nonaccrual loans, loans past due 90 days or more and still accruing, restructured loans performing in compliance with modified terms and OREO at March 31, 2006 and December 31, 2005:

NONACCRUAL, PAST DUE, RESTRUCTURED LOANS, AND OTHER REAL ESTATE OWNED (OREO)

(DATA IN THOUSANDS, EXCEPT PERCENTAGES)         March 31,     December 31,
                                                  2006           2005
                                                ---------     -----------

Past due 90 days or more and still accruing:
   Commercial                                   $      4       $      -
   Real estate                                         -              -
   Consumer and other                                 11              -

Nonaccrual:
   Commercial                                         32              -
   Real estate                                       395            727
   Consumer and other                                 37              -
Restructured (in compliance with
  modified terms)                                      -              -
                                                --------       --------
Total nonperforming and restructured loans           479            727

Other real estate owned                              693            710
                                                --------       --------

Total nonperforming and restructured assets     $  1,172       $  1,437
                                                ========       ========

Allowance for loan losses as a percentage of
  nonperforming and restructured loans          1527.97%        963.27%

Nonperforming and restructured loans to total
  loans                                            0.11%          0.18%

Allowance for loan losses to nonperforming and
  restructured assets                            624.49%        487.33%

Nonperforming and restructured assets to total
  assets                                           0.17%          0.23%


At March 31, 2006, there were nonperforming and restructured loans which totaled $479,000, compared to $727,000 at December 31, 2005, a decrease of $248,000. The decrease was due to an decrease in nonaccrual loans. During the first quarter of 2006, we continued to closely monitor and actively pursue the collection of all loans classified as nonperforming. At March 31, 2006, nonperforming and restructured loans were .11% of total loans, compared to .18% at December 31, 2005. The ratio of nonperforming and restructured assets to total assets was ..17% at March 31, 2006 compared to .23% at December 31, 2005.

Under generally accepted accounting principles, a loan is considered impaired when, based on current information and events, it is probable that we may be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. Under some circumstances, a loan which is deemed impaired may still perform in accordance with its contractual terms. Loans that are considered impaired are generally not placed on nonaccrual status unless the loan becomes 90 days or more past due.

At March 31, 2006 and December 31, 2005, there was no recorded investment in loans that were considered impaired under SFAS No. 114. Other than impaired loans and classified loans (discussed below), we are not aware of any other potential problem loans which were accruing and current at March 31, 2006, where serious doubt exists as to the ability of the borrower to comply with the present repayment terms. In this report, the terms "impaired" and "classified" will not necessarily be used to describe the same loans. "Impaired" loans are those loans that meet the definition outlined in SFAS No. 114. "Classified" loans generally refer to those loans that have a credit risk rating of 6 through 8, as further discussed in the following section.

Generally it is the Bank's policy that when a loan is nonaccrual, payments are applied against the principal balance of the loan until such time as full collection of the principal balance is expected. The amount of gross interest income that would have been recorded for nonaccrual loans, if all such loans had been current in accordance with their original terms, was $38,000, including those related to interest owed from prior years.

Total cash payments received during the three months ended March 31, 2006, which were applied against the book balance of nonaccrual loans outstanding at March 31, 2006, totaled approximately $340,000.

CLASSIFIED LOANS

We have established a system of evaluation of all loans in our loan portfolio. Based upon the evaluation performed, each loan is assigned a risk rating. This risk rating system quantifies the risk we believe we have assumed when entering into a credit transaction. The system rates the strength of the borrower and the facility or transaction, which provides a tool for risk management and early problem loan recognition.

For each new credit approval, credit review, credit extension or renewal or modification of existing facilities, the approving officers assign risk ratings utilizing an eight point rating scale. The risk ratings are a measure of credit risk based on the historical, current and anticipated financial characteristics of the borrower in the current risk environment. We assign risk ratings on a scale of 1 to 8, with 1 being the highest quality rating and 8 being the lowest quality rating. Loans rated an 8 are charged off.

The primary accountability for risk rating management resides with the account officer. The Credit Review Department is responsible for confirming the risk rating after reviewing all the credit factors independently of the account officer. The rating assigned to a credit is the one determined to be appropriate by the Credit Review Department.

The loans we consider "classified" are those that have a credit risk rating of 6 through 8. These are the loans and other credit facilities that we consider to be of the greatest risk to us and, therefore, they receive the highest level of attention by our account officers and senior credit management officers.

A loan that is classified may be either a "performing" or "nonperforming" loan. A performing loan is one wherein the borrower is making all payments as required by the loan agreements. A nonperforming loan is one wherein the borrower is not paying as agreed and/or is not meeting specific other performance requirements that were agreed to in the loan documentation.

The following table summarizes the Bank's classified loans for the periods indicated:

                      March 31, 2006        December 31, 2005
                      --------------        -----------------
                               (dollars in thousands)

Classified Loans     $       4,082           $        4,676
OREO                           693                      710
                     -------------           --------------
Total                $       4,775           $        5,386
                     =============           ==============

At March 31, 2006, there were $4,082,000 in classified loans compared to $4,676,000 in classified loans at December 31, 2005, a decrease of $594,000, or 12.70%. The amount of classified loans includes the portion of certain loans that are guaranteed by the Small Business Administration. These amounts were $0 and $196,000 at March 31, 2006 and December 31, 2005, respectively. Management does not expect to incur a loss on these amounts that are guaranteed by the Small Business Administration.

The loans and other credit facilities considered classified are also allocated a specific amount in the allowance for loan losses, as further explained in the "Allowance for Loan Losses" section herein.

ALLOWANCE FOR LOAN LOSSES

We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on our regular assessments of the probable losses inherent in the loan portfolio and to a lesser extent, unused commitments to provide financing. Determining the adequacy of the allowance is a matter of judgment, which reflects consideration of all significant factors that affect the collectibility of the portfolio as of the evaluation date. Our methodology for measuring the appropriate level of the allowance relies on several key elements, which include the formula allowance, specific allowances for identified problem loans and the unallocated reserve. The unallocated allowance contains amounts that are based on our evaluation of existing conditions that are not directly measured in the determination of the formula and specific allowances.

The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of such loans and commitments. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on our historical loss experience and may be adjusted for other factors that, in our judgment, affect the collectibility of the portfolio as of the evaluation date. At March 31, 2006, the formula allowance was $4,296,000 compared to $3,866,000 at December 31, 2005. The increase in the formula allowance was primarily a result of increases in the balances of loans outstanding.

In addition to the formula allowance calculated by the application of the loss factors to the standard loan categories, specific allowances may also be calculated. Quarterly, all significant classified loans are analyzed individually based on the source and adequacy of repayment and specific type of collateral, and an assessment is made of the adequacy of the formula reserve relative to the individual loan. A specific allocation either higher or lower than the formula reserve will be calculated based on the higher/lower-than-normal probability of loss and the adequacy of the collateral. At March 31, 2006, the specific allowance was $1,281,000 on a classified loan base of $4,082,000 compared to a specific allowance of $1,412,000 on a classified loan base of $4,676,000 at December 31, 2005.

At March 31, 2006 and December  31, 2005 there was  $1,742,000  and  $1,724,000, respectively, in the allowance for loan losses that was unallocated. In the opinion of Management, and based upon an evaluation of potential losses inherent in the loan portfolio, it is necessary to establish unallocated allowance amounts above the amounts allocated using the formula and specific allowance methods, based upon our evaluation of the following factors:

    o The current national and local economic and business conditions, trends and developments, including the condition of various market segments within our lending area;

    o Changes in lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices;

    o Changes in the nature, mix, concentrations and volume of the loan portfolio;

    o The effect of other external factors such as legal and regulatory requirements on the level of estimated credit losses in our current portfolio.

There can be no assurance that the adverse impact of any of these conditions on us will not be in excess of the combined allowance for loan losses as determined by us at March 31, 2006 and set forth in the preceding paragraph.

The allowance for loan losses totaled $7,319,000 or 1.66% of total loans at March 31, 2006, compared to $7,003,000 or 1.71% of total loans at December 31, 2005. At these dates, the allowance represented 1,527.97%, 963.27% and 153.76% of nonperforming and restructured loans, respectively.

It is our policy to maintain the allowance for loan losses at a level considered adequate for risks inherent in the loan portfolio. Based on information currently available to Management, including economic factors, overall credit quality, historical delinquency and history of actual charge-offs, as of March 31, 2006, we believe that the allowance for loan losses is adequate. However, no prediction of the ultimate level of additional provisions to our allowance or loans charged off in future years can be made with any certainty.

The following table summarizes activity in the allowance for loan losses for the periods indicated:

                                             Three Months Ended March 31
                                               2006               2005
                                          ----------------------------------
Beginning Balance                         $  7,003,000       $  5,487,000

Provision charged to expense                   230,000            300,000
Loans charged off                               (4,000)                 -
Recoveries                                      90,000             70,000
                                          ----------------------------------
   Ending Balance                         $  7,319,000      $   5,857,000
                                          ==================================
Ending Loan Portfolio                      441,379,000        310,672,000

Allowance for loss as a percentage of
ending loan portfolio                             1.66%             1.89%


LIQUIDITY

Liquidity management refers to our ability to maintain cash flows that are adequate to fund our operations on an ongoing basis and to meet our debt obligations and other commitments on a timely and cost effective basis. Both assets and liabilities contribute to our liquidity position. Federal funds lines, short-term investments and securities, and loan repayments contribute to liquidity, along with deposit increases, while loan funding and deposit withdrawals decrease liquidity. We assess the likelihood of projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions and individual customer funding needs. Commitments to fund loans and outstanding standby letters of credit at March 31, 2006, were approximately $202,055,000 and $6,838,000, respectively. Such loans relate primarily to revolving lines of credit and other commercial loans, and to real estate construction loans.

Our sources of liquidity consist of overnight funds sold to correspondent banks, unpledged marketable loans and investments, and salable SBA loans. At March 31, 2006, consolidated liquid assets totaled $174,568,000 or 25.75% of total assets as compared to $150,422,000 or 23.99% of total consolidated assets at December 31, 2005. In addition to liquid assets, we maintain short-term lines of credit with correspondent banks. At March 31, 2006, we had $15,000,000 available under these credit lines. Additionally, we have borrowing capacity with the Federal Home Loan Bank of San Francisco in the amount of $17,735,000. At March 31, 2006, $0 was outstanding under these credit lines. We serve primarily a business and professional customer base and, as such, our deposit base is susceptible to economic fluctuations. Accordingly, we strive to maintain a balanced position of liquid assets to volatile and cyclical deposits.

CAPITAL RESOURCES

Our total shareholders' equity was $40,916,000 at March 31, 2006, compared to $39,290,000 at December 31, 2005, an increase of $1,626,000, or 4.14%. The change is the result of the first quarters' earnings, issuance of capital stock due to the exercise of stock options, the increase in other comprehensive income or loss, and the payout of a cash dividend to shareholders in February, 2006.

We are subject to regulations issued by the Federal Deposit Insurance Corporation ("FDIC"), which require maintenance of certain levels of capital. Under the regulations, capital requirements are based upon the composition of an institution's asset base and the risk factors assigned to those assets. The guidelines characterize an institution's capital as being "Tier 1" capital (defined to be principally shareholders' equity less intangible assets) and "Tier 2" capital (defined to be principally the allowance for loan losses, limited to one and one-fourth percent of gross risk weighted assets, and term subordinated debt, subject to certain limits). The guidelines require us to maintain specific levels of risk-based capital in order to be considered "well capitalized" under the prompt corrective action provisions of the applicable banking regulations.

The following table shows our actual capital amounts and ratios at March 31, 2006 and December 31, 2005, as well as the minimum capital ratios for capital adequacy and well capitalized classifications under the regulatory framework:

                                                                                             To Be Categorized
                                                                                             Well Capitalized
                                                                     For Capital          Under Prompt Corrective
                                            Actual                Adequacy Purposes          Action Provisions
                                   -----------------------      ---------------------     -----------------------
                                       Amount       Ratio          Amount       Ratio        Amount       Ratio
-----------------------------------------------------------------------------------------------------------------
As of March 31, 2006
-----------------------------------------------------------------------------------------------------------------
Total risk-based capital ratio     $ 53,447,000     10.18%      $ 42,002,000    8.00%     $ 52,502,000    10.00%
Tier 1 risk-based capital ratio      40,873,000      7.78%        21,014,000    4.00%       31,522,000     6.00%
Tier 1 leverage ratio                40,873,000      6.30%        25,951,000    4.00%       32,439,000     5.00%

As of December 31, 2005
-----------------------------------------------------------------------------------------------------------------
Total risk-based capital ratio     $ 51,510,000     10.51%      $ 39,208,000    8.00%     $ 49,010,000    10.00%
Tier 1 risk-based capital ratio      39,372,000      8.03%        19,612,000    4.00%       29,419,000     6.00%
Tier 1 leverage ratio                39,372,000      6.44%        24,455,000    4.00%       30,568,000     5.00%

We meet the "well capitalized" ratio measures at both March 31, 2006 and December 31, 2005.

On April 5, 2004, the Bank issued a Six Million Dollar ($6,000,000) Floating Rate Subordinated Note (the "Subordinated Note") in a private placement. The Subordinated Note, which was issued pursuant to a Purchase Agreement dated April 5, 2004 by and between the Company and NBC Capital Markets Group, Inc., matures in 2019. The Company may redeem the Subordinated Note, at par, on or after April 23, 2009, subject to compliance with California and federal banking regulations. The Subordinated Note resets quarterly and bears interest at a rate equal to the three-month LIBOR index plus a margin of 2.70%. The Subordinated Note is a capital security that qualifies as Tier 2 capital pursuant to capital adequacy guidelines promulgated by the Federal Deposit Insurance Corporation.

OFF-BALANCE SHEET ITEMS

We have certain ongoing commitments under operating leases. These commitments do not significantly impact operating results. As of March 31, 2006 and December 31, 2005, commitments to extend credit and letters of credit were the only financial instruments with off-balance sheet risk, except for the interest rate cap contracts and interest rate swap agreements described herein.

DERIVATIVES

The use of derivatives allows the bank to meet the needs of its customers while reducing the interest rate risk associated with certain transactions. Currently the bank uses interest rate cap contracts, which are cash flow hedges, and interest rate swap agreements, which are fair value hedges, to limit exposure to changes in interest rates. The Board has approved a hedging policy, and the Asset Liability Committee is responsible for ensuring that the Board is knowledgeable about general hedging theory, usage and accounting; and that based upon this understanding, approves all hedging transactions. The derivatives are carried at fair value and are included in other assets or other liabilities in the consolidated balance sheet if they have a positive or negative fair value, respectively.

CASH FLOW HEDGES

We entered into two interest rate cap contracts with a third party, to manage the risk that changes in interest rates will affect the amount of interest expense of our deposits. The interest rate cap contracts qualify as derivative financial instruments. Under an interest rate cap contract, we agree to pay an initial fixed amount at the beginning of the contract in exchange for quarterly payments from the third party when the three-month LIBOR rate exceeds a certain fixed level.

At March 31, 2006, we had interest rate cap contracts on $14,000,000 notional amount of indebtedness. Interest rate cap contracts with notional amounts of $7,000,000 and $7,000,000 have cap rates of 6.50%, and 6.00%, respectively.
Notional amount of $14,000,000 outstanding contracts will mature on June 2, 2008. The net gain or loss on the ineffective portion of these interest rate cap contracts was not material for the year ended December 31, 2005, or for the three months ended March 31, 2006.

The interest rate cap contracts are considered to be a hedge against changes in the amount of future cash flows associated with our interest expense for our deposits. Accordingly, the interest rate cap contracts are recorded at fair value in our consolidated balance sheet and the related unrealized gains or losses on these contracts are recorded in shareholders' equity as a component of other comprehensive income. These deferred gains and losses are amortized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recognized in income. Over the next 12 months, the bank expects to amortize $61,000 of the unrealized loss as an adjustment to interest expense. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the interest payments being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in income.

FAIR VALUE HEDGES

The bank entered into five interest rate swap agreements with a third party, to hedge against changes in fair value of certain fixed rate loans. The bank uses this a means to offer fixed rate loans to customers, while maintaining a variable rate income that that better suits the bank's needs. Under an interest rate swap agreement, the bank agrees to pay a fixed rate to the counter party while receiving a floating rate based on the 1-month LIBOR.

As of March 31, 2006, we had interest rate swap agreements on $6,617,000 notional amount of indebtedness. At March 31, 2006, the fair value of the swaps was an unrealized loss of $56,000. The corresponding fair value adjustment is included on the balance sheet with the hedged items. The net gain or loss on the ineffective portion of these interest rate swap agreements was not material for the three months ended March 31, 2006.

The interest rate swap agreements are considered to be a hedge against changes in the fair value of certain fixed rate loans. The interest rate swap agreements are fair value hedges that qualify as derivative financial instruments under SFAS No. 133 and are accounted for under the short-cut method. Accordingly, the hedges are recorded at fair value the balance sheet and any changes in fair value of the swap is recognized currently in earnings and the offsetting gain or loss on the hedged assets attributable to the hedged risk is recognized currently in earnings.


ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The goal for managing our assets and liabilities is to maximize shareholder value and earnings while maintaining a high quality balance sheet without exposing ourselves to undue interest rate risk. Our Board of Directors has overall responsibility for our interest rate risk management policies. We have an Asset/Liability Management Committee (ALCO), which establishes and monitors guidelines to control the sensitivity of earnings to changes in interest rates. The company does not engage in trading activities to manage interest rate risk, however, the Board of Directors has approved, and the Company currently uses, derivatives to manage interest rate risk. These derivatives are discussed in
Item 7 under the caption "Off-Balance Sheet Items" and in note 11 to the consolidated financial statements. Interest rate risk is the most significant market risks affecting the Bank. Management does not believe the Company faces other significant market risks such as foreign currency exchange risks, commodity risks, or equity price risks.

ASSET AND LIABILITY MANAGEMENT

Activities involved in asset/liability management include but are not limited to lending, accepting and placing deposits, investing in securities and issuing debt. Interest rate risk is the primary market risk associated with asset/liability management. Sensitivity of earnings to interest rate changes arises when yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. To mitigate interest rate risk, the structure of the balance sheet is managed with the goal that movements of interest rates on assets and liabilities are correlated and contribute to earnings even in periods of volatile interest rates. The asset/liability management policy sets limits on the acceptable amount of variance in net income, net interest income and market value of equity.

The market values of assets or liabilities on which the interest rate is fixed will increase or decrease with changes in market interest rates. If San Joaquin Bank invests funds in a fixed rate long-term security and then interest rates rise, the security is worth less than a comparable security just issued because of the lower yield on the original fixed rate security. If the lower yielding security had to be sold, San Joaquin Bank would have to recognize a loss. Correspondingly, if interest rates decline after a fixed rate security is purchased, its value increases. Therefore, while the value of the fixed rate investment changes regardless of which direction interest rates move, the adverse exposure to "market risk" is primarily due to rising interest rates. This exposure is lessened by managing the amount of fixed rate assets and by keeping maturities relatively short. However, this strategy must be balanced against the need for adequate interest income because variable rate and shorter fixed rate securities generally earn less interest than longer term fixed rate securities.

There is market risk relating to San Joaquin Bank's fixed rate or term liabilities as well as its assets. For liabilities, the adverse exposure to market risk is to lower rates because San Joaquin Bank must continue to pay the higher rate until the end of the term.

Simulation of earnings is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using computer modeling techniques, we are able to estimate the potential impact of changing interest rates on earnings. A balance sheet forecast is prepared using inputs of actual loan, securities and interest bearing liabilities (i.e., deposits and other borrowings) positions as the beginning base. The forecast balance sheet is processed against multiple interest rate scenarios. The scenarios include a 100, 200, and 300 basis point rising rate forecast, a flat rate forecast and a 100, 200, and 300 basis point falling rate forecast which take place within a one year time frame. The latest simulation forecast using December 31, 2005 balances and measuring against a flat rate environment, calculated that in a one-year horizon an increase in interest rates of 100 basis points would result in an increase of $576,000 (1.79%) in net interest income. Conversely, a 100 basis point decrease would result in a decrease of $376,000 (1.17%) in net interest income. The basic structure of the balance sheet has not changed significantly from the last simulation run.

The simulations of earnings do not incorporate any management actions which might moderate the negative consequences of interest rate deviations. Therefore, in Management's view, they do not reflect likely actual results, but serve as conservative estimates of interest rate risk. Our risk profile has not changed materially from that at year-end 2005.

San Joaquin Bank has adequate capital to absorb any potential losses as described above as a result of a decrease in interest rates. Periods of more than one year are not estimated because it is believed that steps can be taken to mitigate the adverse effects of such interest rate changes.

REPRICING RISK

One component, among others, of interest rate risk arises from the fact that when interest rates change, the changes do not occur equally for the rates of interest earned and paid because of differences in contractual terms of the assets and liabilities held. San Joaquin Bank has a large portion of its loan portfolio tied to the prime interest rate. If the prime rate is lowered because of general market conditions, e.g., other money-center banks are lowering their lending rates, these loans will be repriced. If San Joaquin Bank were at the same time to have a large portion of its deposits in long-term fixed rate certificates, net interest income would decrease immediately. Interest earned on loans would decline while interest expense would remain at higher levels for a period of time because of the higher rate still being paid on deposits.

A decrease in net interest income could also occur with rising interest rates if San Joaquin Bank had a large portfolio of fixed rate loans and securities funded by deposit accounts on which the rate is steadily rising. This exposure to "repricing risk" is managed by matching the maturities and repricing opportunities of assets and liabilities. This is done by varying the terms and conditions of the products that are offered to depositors and borrowers. For example, if many depositors want longer-term certificates while most borrowers are requesting loans with floating interest rates, San Joaquin Bank will adjust the interest rates on the certificates and loans to try to match up demand. San Joaquin Bank can then partially fill in mismatches by purchasing securities with the appropriate maturity or repricing characteristics.

BASIS RISK

Another component of interest rate risk arises from the fact that interest rates rarely change in a parallel or equal manner. The interest rates associated with the various assets and liabilities differ in how often they change, the extent to which they change, and whether they change sooner or later than other interest rates. For example, while the repricing of a specific asset and a specific liability may fall in the same period of a gap report, the interest rate on the asset may rise 100 basis points, while market conditions dictate that the liability increases only 50 basis points. While evenly matched in the gap report, San Joaquin Bank would experience an increase in net interest income. This exposure to "basis risk" is the type of interest risk least able to be managed, but is also the least dramatic. Avoiding concentration in only a few types of assets or liabilities is the best insurance that the average interest received and paid will move in tandem, because the wider diversification means that many different rates, each with their own volatility characteristics, will come into play. San Joaquin Bank has made an effort to minimize concentrations in certain types of assets and liabilities.


ITEM 4. CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

The term "disclosure controls and procedures" refers to the controls and procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files under Rule 13a - 14 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") is recorded, processed, summarized and reported within required time periods. As of March 31, 2006 (the "Evaluation Date"), we carried out an evaluation under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer of the effectiveness of our disclosure controls and procedures. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the Evaluation Date, such controls and procedures were effective in ensuring that required information will be disclosed on a timely basis.

CHANGES IN INTERNAL CONTROLS

The evaluation did not identify any change in our internal control over financial reporting that occurred during the quarter ended March 31, 2006 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

                           PART II - OTHER INFORMATION


ITEM 1. LEGAL PROCEEDINGS

There are no material pending legal proceedings to which the Bank or any subsidiary is a party or of which any of their property is subject, other than ordinary routine litigation incidental to the business of the Bank or any subsidiary. None of the ordinary routine litigation in which the Bank or any subsidiary is involved is expected to have a material adverse impact upon the financial position or results of operations of the Bank or any subsidiary.


ITEM 1A. RISK FACTORS

The risk factors included in the Bank's Annual Report on Form 10-K for the year ended December 31, 2005 have not materially changed other than as set forth below. The information set forth below should be red in conjunction with the risk factors disclosed in that Form 10-K.

OUR  PROPOSAL  TO  CONSUMMATE  A  BANK  HOLDING   COMPANY   REORGANIZATION,   IF
CONSUMMATED, WOULD CAUSE US TO BECOME A WHOLLY-OWNED SUBSIDIARY OF SAN JOAQUIN BANCORP

We have entered into an Agreement and Plan of Reorganization dated May 9, 2006 with San Joaquin Bancorp, which is a holding company that is currently inactive. Consummation of the bank holding company reorganization is subject to approval from shareholders at the 2006 Annual Meeting of Shareholders, regulatory approvals from the Commissioner of the Department of Financial Institutions, the FDIC, the Federal Reserve, and other provisions in the Agreement and Plan of Reorganization. Assuming consummation of that reorganization, all holders of our common stock will automatically have their shares converted into shares of common stock of San Joaquin Bancorp, a California corporation, on a one for one basis. It is expected the reorganization will be consummated during 2006, but there can be no assurance that the reorganization will be consummated.

In addition to the other information set forth here and elsewhere in this report, you should carefully consider the factors discussed in Part I, "ITEM 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, which could materially affect our business, financial condition or future results. The risks described in our Annual Report on Form 10-K are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may arise or become material in the future and materially adversely affect our business, financial condition and/or operating results.


ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None


ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None


ITEM 5. OTHER INFORMATION

(a) None

(b) None


ITEM 6. EXHIBITS

3.2     Amended and Restated Bylaws of the Registrant Dated April 25, 2006.
31.1 Certification of Chief Executive Officer pursuant to Securities Exchange Act Rule 13a - 14(a)/ 15d-14(a).
31.2 Certification of Chief Financial Officer pursuant to Securities Exchange Act Rule 13a - 14(a)/ 15d-14(a).
32.1 Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

May 12, 2006                        SAN JOAQUIN BANK
                                    (Registrant)



                                    By:/s/ Stephen M. Annis
                                       -----------------------------------
                                          Stephen M. Annis
                                          Executive Vice President &
                                          Chief Financial Officer
                                          (Principal Financial and Accounting
                                           Officer)

EXHIBIT 31.1

CERTIFICATION UNDER SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Bart Hill, certify that:

1. I have reviewed this quarterly report for the period ending March 31, 2006 on Form 10-Q of San Joaquin Bank;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     (a) All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 12, 2006



/s/ Bart Hill
-----------------------
Bart Hill
Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION UNDER SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Stephen M. Annis, certify that:

1. I have reviewed this quarterly report for the period ending March 31, 2006 on Form 10-Q of San Joaquin Bank;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 12, 2006



/s/ Stephen M. Annis
----------------------------------
Stephen M. Annis
Chief Financial Officer

EXHIBIT 32.1

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of San Joaquin Bank (the "Company") on Form 10-Q for the quarter ended March 31, 2006, as filed with the Federal Deposit Insurance Corporation, each of the undersigned, in the capacities and on the date indicated below, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934;

     (2) The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.




/s/ Bart Hill
-----------------------------------
Bart Hill
Chief Executive Officer
(Principal Executive Officer)
May 12, 2006



/s/ Stephen M. Annis
-----------------------------------
Stephen M. Annis
Chief Financial Officer
(Principal Financial and Accounting Officer)
May 12, 2006